Exhibit 2.9

IM CANNABIS CORP.
Restricted Share Unit Plan

ARTICLE 1
INTRODUCTION AND INTERPRETATION

Section 1.01          Purpose of the Restricted Share Unit Plan: The Plan provides for the payment of bonuses to be satisfied by the issuance of Shares, a payment in cash or a combination thereof for the purpose of advancing the interests of the Company, its Affiliates and its Related Entities through the motivation, attraction and retention of Eligible Employees, Directors and Eligible Consultants and to secure for the Company and the shareholders of the Company the benefits inherent in the ownership of Shares or Share equivalent by such Persons, it being generally recognized that restricted share unit plans aid in attracting, retaining and encouraging employees due to the opportunity offered to them to benefit from a proprietary interest in the Company. It is intended that the Plan not be treated as a “salary deferral arrangement” as defined by the Income Tax Act (Canada) by reason of paragraph (k) of section 248(1) thereof.

Section 1.02          Definitions:  For the purposes of this Plan, unless such word or term is otherwise defined herein or the context in which such word or term is used herein otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the following meanings:

(a)	“Act” means the Business Corporations Act (British Columbia), or its successor, as amended, from time to time;

(b)	“Affiliate” means any corporation that is an affiliate of the Company as defined in National Instrument 45-106 – Prospectus and Registration Exemptions, as may be amended from time to time;

(c)	“Board” means the board of directors of the Company as constituted from time to time;

(d)          “Cause” means:

(i)
fraud, misappropriation of the property or funds of the Company, embezzlement, malfeasance, misfeasance or nonfeasance in office or employment which is willfully or grossly negligent on the part of the Participant;

(ii)
the willful allowance by the Participant of the Participant’s duty to the Company and his or her personal interests to come into conflict in a material way in relation to any transaction or matter that is of a substantial nature;

(iii)	the breach by the Participant of any non-competition, non-solicitation or confidentiality covenant contained in his or her employment agreement; or

(iv)	any other reason which would be concluded by a court of competent jurisdiction to amount to just cause at common law;

(e)	“Change of Control” means, in respect of the Company:

(i)
if, as a result of or in connection with the election of directors, the people who were directors (or who were entitled under a contractual arrangement to be directors) of the Company before the election cease to constitute a majority of the Board, unless the directors have been nominated by management or approved by a majority of the previously serving directors;

(ii)
any transaction at any time and by whatever means pursuant to which any Person or any group of two or more Persons acting jointly or in concert as a single control group or any affiliate (other than a wholly-owned Subsidiary of the Company or in connection with a reorganization of the Company) or any one or more directors thereof hereafter “beneficially owns” (as defined in the Act) directly or indirectly, or acquires the right to exercise control or direction over, voting securities of the Company representing 50% or more of the then issued and outstanding voting securities of the Company, as the case may be, in any manner whatsoever;

(iii)
the occurrence of a transaction requiring approval of the Company’s shareholders whereby the Company is acquired through consolidation, merger, exchange of securities involving all of the Company’s voting securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any Person or any group of two or more Persons acting jointly or in concert (other than a short-form amalgamation of the Company or an exchange of securities with a wholly-owned Subsidiary of the Company or a reorganization of the Company); or

(iv)	any sale, lease, exchange, or other disposition of all or substantially all of the assets of the Company other than in the ordinary course of business;

(f)	“Code” means the United States Internal Revenue Code of 1986, as amended from time to time;

(g)
“Committee” means the Board or, if the Board so determines in accordance with Section 2.02 of the Plan, the committee of the Board authorized to administer the Plan which includes any compensation committee of the Board;

(h)
“Company” means IM Cannabis Corp., a company existing under the Act, and includes any successor company thereof. Any reference in this Plan to action by the Company means action by or under the authority of the Board or the Committee, as the case may be;

(i)	“Director” means a member of the Board or a member of the board of directors an Affiliate from time to time;

(j)
“Disability” means a medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than twelve (12) months and which causes an individual to be unable to engage in any substantial gainful employment-related activity, or any other condition of impairment that the Committee, acting reasonably, determines constitutes a disability;

(k)	“Eligible Consultant” means a natural Person, other than an employee, executive officer, or director of the Company or of a Related Entity of the Company, that:

(i)
is engaged to provide bona fide services to the Company or a Related Entity of the Company, other than services provided in relation to a distribution, in connection with the offer or sale of securities in a capital-raising transaction or services that directly or indirectly promote or maintain a market for the Company’s securities;

(ii)	provides the services under a written contract with the Company or a Related Entity of the Company, and

(iii)	spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Related Entity of the Company;

(l)	“Eligible Employee” means:

(i)
an individual who is considered an employee and/or an executive officer of the Company or any of its Subsidiaries under the Income Tax Act (Canada) (and for whom income tax, employment insurance and CPP deductions must be made at source);

(ii)
an individual who works full-time for the Company or any of its Subsidiaries providing services normally provided by an employee and/or an executive officer and who is subject to the same control and direction by the Company over the details and methods of work as an employee and/or an executive officer of the Company, but for whom income tax deductions are not made at source; or

(iii)
an individual who works for the Company or its Subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company but for whom income tax deductions are not made at source;

(m)	“Exchange” means the Canadian Securities Exchange or, if not the Canadian Securities Exchange, then any other duly recognized Canadian stock exchange on which the Shares are listed for trading;

(n)
“Fair Market Value” means, at any date, the higher of: (i) weighted average price per Share at which the Shares have traded on the Exchange during the last five (5) trading days prior to that date; and (ii) the closing price of the Shares on a Exchange on the date prior to the relevant date or, if the Shares are not then listed and posted for trading on any Exchange, then it shall be the fair market value per Share as determined by the Committee in its sole discretion; and for such purposes, the weighted average price per Share at which the Shares have traded on the Exchange shall be calculated by dividing: (A) the aggregate sale price for all of the Shares traded on such stock exchange during the relevant five (5) trading days by (B) the aggregate number of Shares traded on such stock exchange during the relevant five (5) trading days;

(o)          “Good Reason” means any one or more of the following:

(i)	without the express written consent of the Participant, any material change or diminution of the Participant’s title, authority, status, duties, reporting relationship or responsibilities;

(ii)
any material reduction in the Participant’s total compensation, including his or her salary, benefits, pensions, variable and incentive compensation (including discretionary bonus), perquisites and allowances;

(iii)	the requirement that the Participant be based anywhere other than at the principal location to which he or she is based as provided in his or her employment agreement;

(iv)	any material breach by the Company of the Participant’s employment agreement; or

(v)	any other reason which would be concluded by a court of competent jurisdiction to amount to a constructive dismissal at common law;

provided that the Participant has provided the Company with written notice of the acts or omissions constituting grounds for Good Reason and the Company shall have failed to rectify, as determined by the Company acting reasonably, any such acts or omissions within thirty (30) days of the Company’s receipt of such notice, and provided further that with respect to a U.S. Participant, Good Reason shall not exist unless the safe harbor requirements under Treasury Regulation 1.409A-1(n)(2)(ii) are satisfied;

(p)	“Grant Date” means the date on which the Board or Committee authorizes the grant of Restricted Share Units to a Participant under the Plan, as evidenced by the Restricted Share Unit Grant Letter;

(q)          “Insider” has the meaning ascribed thereto in the Securities Act (British Columbia);

(r)	“Investor Relations Activities” has the meaning set forth under the applicable policies of the Exchange;

(s)	“Participant” means each Eligible Employee, Director or Eligible Consultant to whom Restricted Share Units are granted hereunder;

(t)
“Participant’s Entitlement Date” is defined in Section 3.03 and under no circumstances shall be later than December 15th of the third calendar year following the calendar year in which the services giving rise to the award of Restricted Share Units were rendered.

(u)
“Person” means an individual, natural person, corporation, government or political subdivision or agency of a government, and where two or more persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an issuer, such syndicate or group shall be deemed to be a Person;

(v)	“Plan” means this restricted share unit plan, as same may be amended from time to time;

(w)	“Related Entity” means a Person that controls or is controlled by the Company or that is controlled by the same Person that controls the Company;

(x)	“Resignation” means the cessation of employment of the Participant with the Company or an Affiliate as a result of resignation;

(y)
“Restricted Share Unit” means a unit credited by means of an entry on the books of the Company to a Participant, representing the right to receive on the Participant’s Entitlement Date fully paid Shares or a cash payment in lieu thereof, as set out in the Participant’s Restricted Share Unit Grant Letter;

(z)	“Restricted Share Unit Award” means an award of Restricted Share Units under the Plan to a Participant;

(aa)
“Restricted Share Unit Grant Letter” means the letter to the Participant from the Company evidencing the grant of Restricted Share Units, the form of which is attached hereto as Schedule “A”, and as may be amended from time to time with respect to Restricted Share Unit Awards made to Participants that are Israeli residents or not resident in Canada or the United States for tax purposes;

(bb)
“Security Based Compensation Arrangement” means any security-based incentive plan or compensation mechanism of the Company (other than this Plan) that involves the issuance or potential issuance of securities of the Company, including, for greater certainty, the Company’s incentive stock option plan and performance share unit plan;

(cc)	“Shares” means the common shares in the capital of the Company, as adjusted in accordance with the provisions of Section 5.06 of this Plan;

(dd)
“Subsidiary” means, in respect of a Person, a body corporate or other entity which is directly or indirectly controlled by such Person. For such purposes, a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise;

(ee)	“Termination” means:

(i)
in the case of an Eligible Employee, the later of the last day of work and the statutory notice period (if any) following notification of termination of the employment of the Eligible Employee with or without Cause by the Company or Subsidiary or notification of termination of the employment of the Eligible Employee for Resignation with or without Good Reason and, for certainty, does not include any period of contractual or common law notice or severance;

(ii)
in the case of an Eligible Consultant, the termination of the services of the Eligible Consultant by the Company or any Related Entity or the Eligible Consultant (not including any period of contractual or common law notice or severance); and

(iii)	in the case of a Director, the removal of or failure to re-elect or re-appoint the Director as a director of the Company or any Affiliate,

for greater certainty, in all cases, other than for death or disability of a Participant;

(ff)	“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

(gg)          “U.S. Award Holder” shall mean any holder of Awards who is a “U.S. person” (as defined in Rule 902(k) of Regulation S under the U.S. Securities Act) or who is holding or exercising Awards in the United States; and

(hh)          “U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Section 1.03          Headings: The headings of all articles, Sections, and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan.

Section 1.04          Context, Construction: Whenever the singular or masculine are used in the Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

Section 1.05          References to this Restricted Share Unit Plan: The words “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to the Plan as a whole and not to any particular article, Section, paragraph or other part hereof.

Section 1.06          Canadian Funds: Unless otherwise specifically provided, all references to dollar amounts in the Plan are references to lawful money of Canada.

ARTICLE 2
PLAN ADMINISTRATION

Section 2.01          Administration of the Restricted Share Unit Plan: The Plan shall be administered by the Committee and the Committee shall have full authority to administer the Plan and to adopt, amend and rescind such rules and regulations for administering the Plan as the Committee may deem necessary in order to comply with the requirements of the Plan. No member of the Committee shall be personally liable for any action taken or determination or interpretation made in good faith in connection with the Plan and all members of the Committee shall, in addition to their rights as directors of the Company, be fully protected, indemnified and held harmless by the Company with respect to any such action taken or determination or interpretation made in good faith. The appropriate officers of the Company are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of the Plan and of the rules and regulations established for administering the Plan. All costs incurred in connection with the Plan shall be for the account of the Company.

Section 2.02          Delegation to Committee: To the extent permitted by applicable law, the Board may, from time to time, delegate to the Committee all or any of the powers conferred on the Board under this Plan. In such event, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive. The Board or the Committee may delegate or sub-delegate to any director or officer of the Company the whole or any part of the administration of this Plan and shall determine the scope of such delegation or sub-delegation in its sole discretion.

Section 2.03          Record Keeping: The Company shall maintain a register in which shall be recorded:

(a)	the name and address of each Participant;

(b)	the number of Restricted Share Units granted to each Participant; and

(c)	the number of Shares (if any) issued to, and/or any cash payment made to, each Participant in settlement of fully vested Restricted Share Units.

Section 2.04          Determination of Participants and Participation: The Committee shall from time to time determine the Participants who may participate in the Plan and to whom Restricted Share Units shall be granted and the provisions and restrictions with respect to such grant, all such determinations to be made in accordance with the terms and conditions of the Plan, and the Committee may take into consideration the present and potential contributions of and the services rendered by the particular Participant to the success of the Company and any other factors which the Committee deems appropriate and relevant.  Notwithstanding the foregoing, the Committee shall not grant Restricted Share Units to residents of the United States unless such Restricted Share Units and the Shares issuable upon settlement thereof are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

Section 2.05          Maximum Number of Shares:

(a)
Under no circumstances may the number of Shares issuable pursuant to the Plan together with Shares issuable under all Security Based Compensation Arrangements of the Company exceed 10% of the total number of Shares then outstanding.

(b)
Unless permitted by the Exchange or approved by disinterested shareholders, the maximum number of Restricted Share Units available for grant to any one Person, in a 12 month period pursuant to this Plan and any other Security Based Compensation Arrangements of the Company is 5% of the total number of Shares then outstanding.

(c)
Unless permitted by the Exchange or approved by disinterested shareholders, the maximum number of Shares which may be issuable at any time to Insiders (as a group), pursuant to this Plan, together with any other Security Based Compensation Arrangements of the Company, shall be 10% of issued and outstanding Shares at the time of grant. The maximum number of Restricted Share Units which may be issued within any one year period to Insiders (as a group), pursuant to this Plan, together with any other Security Based Compensation Arrangements of the Company, shall be 10% of the issued and outstanding Shares.

(d)
For purposes of this Section 2.05, the number of Shares then outstanding shall mean the number of Shares outstanding on a non-diluted basis immediately prior to the proposed grant of the applicable Restricted Share Unit.

(e)
For purposes of determining the number of Shares that remain available for issuance under the Plan, the number of Shares underlying any grants of Restricted Share Units that are surrendered, forfeited, waived, repurchased by the Company and/or cancelled shall be added back to the Plan and again be available for future grant, whereas the number of Shares underlying any grants of Restricted Share Units that are issued shall not be available for future grant.

(f)
The total number of Shares issuable as compensation to any Participant performing Investor Relations Activities, in a 12 month period pursuant to this Plan and any other Security Based Compensation Arrangements of the Company, cannot exceed 1% of the outstanding number of Shares then outstanding.

ARTICLE 3
RESTRICTED SHARE UNITS

Section 3.01          Restricted Share Unit Plan: The Plan is hereby established for Eligible Employees, Directors and Eligible Consultants.

Section 3.02          Grant of Restricted Share Units: A Restricted Share Unit Award granted to a particular Participant in a calendar year will be a bonus for services rendered by the Participant to the Company or an Affiliate or a Related Entity, as the case may be, in the Company’s or Affiliate’s or Related Entity’s fiscal year ending in such year, as determined in the sole and absolute discretion of the Committee. The number of Restricted Share Units awarded will be credited to the Participant’s account, effective as of the Grant Date.

Section 3.03          Vesting: A Restricted Share Unit Award granted to a Participant for services rendered will entitle the Participant, subject to the Participant’s satisfaction of any conditions, restrictions or limitations imposed under the Plan or Restricted Share Unit Grant Letter, to receive: (i) one previously unissued Share for each Restricted Share Unit; or (ii) a cash payment equal to the number of Restricted Share Units multiplied by the Fair Market Value of one Share on the vesting date; or (iii) a combination of (i) and (ii), as determined by the Committee in its sole discretion, on the date when the Restricted Share Unit Award is fully vested (the “Participant’s Entitlement Date”). Concurrent with the determination to grant Restricted Share Units to a Participant, the Committee shall determine the vesting schedule applicable to such Restricted Share Units, which shall extend no later than December 15th of the third calendar year following the calendar year in which the Grant Date occurred in respect of the Restricted Share Units.

Section 3.04          Termination of Participant:

(a)
Termination with Cause or Resignation without Good Reason: Except as provided for in the Restricted Share Unit grant letter or as determined by the Committee in its discretion, upon the Termination of the employment or services of the Participant, for any reason other than death, disability, Termination without Cause or Resignation for Good Reason, then, all unvested Restricted Share Units will be forfeited by the Participant, and be of no further force and effect, as of the date of Termination;

(b)
Termination without Cause or Resignation for Good Reason: Except as provided for in the Restricted Share Unit grant letter, provided that the Participant has been continuously employed and/or engaged by the Company or an Affiliate of the Company since the Grant Date, the Committee, in its discretion, shall determine what portion of a Participant’s unvested Restricted Share Units shall vest as of the date of the Participant’s Termination without Cause or Resignation for Good Reason. The Shares and/or cash underlying such vested Restricted Share Units credited to the Participant’s account shall be issued and/or paid to the Participant as soon as practicable thereafter, provided, that for a Participant who is a United States taxpayer, subject to Section 4.02(d), the date of issuance or payment shall not be more than 90 days after the date of the Participant’s Termination without Cause or Resignation for Good Reason and provided further, that such Participant does not have a choice as to the taxable year of payment;

(c)
Death: Provided that the Participant has been continuously employed by the Company or an Affiliate or a Related Entity of the Company since the Grant Date, the Committee, in its discretion, shall determine what portion of a Participant’s unvested Restricted Share Units shall vest as of the date of the Participant’s death. The Shares and/or cash underlying the Restricted Share Units credited to the Participant’s account shall be issued and/or paid to the Participant’s estate as soon as practicable thereafter, provided, that for a Participant who is a United States taxpayer, the date of issuance or payment shall not be more than 90 days after the date of the Participant’s death and provided further, that such Participant’s estate does not have a choice as to the taxable year of payment;

(d)
Disability: Provided that the Participant has been continuously employed by the Company or an Affiliate or a Related Entity of the Company since the Grant Date, the Committee, in its discretion, shall determine what portion of a Participant’s unvested Restricted Share Units shall vest as of the date on which the Participant is determined to be totally disabled, and the Shares and/or cash underlying such Restricted Share Units credited to the Participant’s account shall be issued and/or paid to the Participant as soon as practicable thereafter, provided, that for a Participant who is a United States taxpayer, subject to Section 4.02(d), the date of issuance or payment shall not be more than 90 days after the date on which the Participant is determined to be totally disabled and provided further, that such Participant does not have a choice as to the taxable year of payment; and

(e)
Change of Control: If, within 12 months of a Change of Control the Company terminates the employment and/or engagement of the Participant for any reason other than for Cause, then all Restricted Share Units outstanding prior to the event that triggered the Change of Control shall immediately vest on the date of such termination notwithstanding any stated vesting period. In any event, upon a Change of Control, Participants shall not be treated any more favourably than shareholders of the Company with respect to the consideration that the Participants would be entitled to receive for their Shares provided, however, that for a Participant who is a United States taxpayer, subject to Section 4.02(d), the date of issuance or payment shall not be more than 90 days after the date of the Participant’s Termination without Cause, and provided further, that such Participant does not have a choice as to the taxable year of payment.

Section 3.05          Redemption - Fully Paid Shares to the Participant: Subject to Section 3.06 and Section 4.01, the Company will satisfy its payment obligation on the Participant’s Entitlement Date, with the issue of fully paid Shares from treasury in accordance with Section 3.03, with the number of Shares issued to be net of any applicable taxes and other source deductions required to be withheld by the Company.  For the avoidance of doubt, any taxes imposed in connection with the vesting of Restricted Share Unit Awards and/or the issuance of the underlying Shares (if applicable) shall be borne solely by the Participant. Notwithstanding the foregoing, no Participant who is resident in the United States may settle any Restricted Share Unit Award in Shares unless the Shares to be issued upon such settlement are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

Section 3.06          Redemption – Cash Payment to the Participant: In the event that the Company elects to satisfy all or a part of its payment obligation in cash, on the Participant’s Entitlement Date, the Restricted Share Units shall be redeemed and payment made by the Company to the Participant subject to Section 4.01. The amount of the cash payment will be determined by multiplying the number of Restricted Share Units being redeemed for cash, by the Fair Market Value of one Share on the vesting date, less any applicable taxes and other source deductions required to be withheld by the Company.

Section 3.07          Restricted Share Unit Grant Letter: Each grant of a Restricted Share Unit under the Plan shall be evidenced by a Restricted Share Unit Grant Letter to the Participant from the Company. Such Restricted Share Unit Grant Letter shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Restricted Share Unit Grant Letter. The provisions of the various Restricted Share Unit Grant Letters issued under the Plan need not be identical. To the extent that there is any inconsistency between the Plan and the Restricted Share Unit Grant Letter or any other communications, the Plan shall prevail.

Section 3.08          Blackout: Unless otherwise determined by the Committee, in the event that any Participant’s Entitlement Date occurs during, or within 48 hours after a self-imposed blackout period on the trading of securities of the Company, such Participant’s Entitlement Date will occur on the business day immediately following the end of the blackout period, or such 48 hour period, as applicable, provided that under no circumstances shall the Participant’s Entitlement Date be later than December 15th of the third calendar year following the calendar year in which the Grant Date occurred in respect of the Restricted Share Units, and in the case of a U.S. Award Holder in all cases not later than the date that is 2 ½ months following the end of the U.S. Award Holder’s tax year that includes the Participant’s Entitlement Date. It is intended that Restricted Share Units awarded to a U.S. Award Holder will be exempt from Section 409A of the Code under Treasury Regulation Section 1.409A-1(b)(4), with payout required within the “short term deferral period”.

Section 3.09          Necessary Approvals: The Plan has been approved by the shareholders of the Company.

ARTICLE 4
TAX MATTERS

Section 4.01          Withholding Taxes: The Company or its Affiliates or its Related Entity may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Company or its Affiliate or its Related Entity is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any payment or delivery of Shares or cash made under this Plan including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of Shares to be issued under the Plan, until such time as the Participant has paid the Company or an Affiliate or a Related Entity of the Company for any amount which the Company and/or its Affiliates and/or its Related Entities are required to withhold with respect to such taxes. For greater certainty, immediately upon delivery of any Shares, the Company and/or its Affiliates and/or its Related Entities shall have the right to require that a Participant sell a given number of Shares to an Affiliate or to a Related Entity of the Company or into the market, sufficient to cover any applicable withholding taxes and any other source deductions to be withheld by the Company  and/or its Affiliates and/or its Related Entities in connection with payments made in satisfaction of the Participant’s vested Restricted Share Units.

Section 4.02          Code Section 409A:

(a)
It is intended that the Restricted Share Units issued to Participants who are United States taxpayers be exempt from or in compliance with the terms and conditions of Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), to the extent applicable, and all provisions of this Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, in no event shall the Company or any Affiliate or any Related Entity have any liability to any Participant for taxes, penalties, or interest that may be due as a result of the application of Code Section 409A to any Restricted Share Units Award granted hereunder.

(b)	If under this Plan, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(c)
A termination of employment for a Participant who is a United States taxpayer shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of amounts or benefits to a Participant upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(d)
Notwithstanding any other provision of the Plan to the contrary, if a Participant is a United States taxpayer and deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered “non-qualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (i) the expiration of the six month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death and (iii) the Participant’s Entitlement Date (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 4.02(d) shall be paid to the Participant in a lump sum.

ARTICLE 5
GENERAL

Section 5.01          Effective Time of Restricted Share Unit Plan: The Plan shall be effective on December 16, 2020.

Section 5.02          Amendment of Restricted Share Unit Plan: The Board or the Committee, as the case may be, may terminate, discontinue or amend the Plan at any time, provided that, without the consent of a Participant, such termination, discontinuance or amendment may not in any manner adversely affect such Participant’s rights under any Restricted Share Unit granted to such Participant under the Plan.

The Board or the Committee may, subject to receipt of requisite regulatory and shareholder approval, make the following amendments to the Plan or Restricted Share Units under the Plan:

(a)	amendments to increase the number of Shares, other than by virtue of Section 5.06, which may be issued pursuant to the Plan;

(b)	amendments to the definition of “Participant” under the Plan which would have the potential of narrowing, broadening or increasing Insider participation;

(c)	amendments to cancel and reissue Restricted Share Units;

(d)	amendments to this Section 5.02 of the Plan;

(e)	amendments that extend the term of a Restricted Share Units;

(f)	amendments to the participation limits in Section 2.05; or

(g)
amendments to Section 5.03 of the Plan that would permit Restricted Share Units, or any other right or interest of a Participant under the Plan, to be assigned or transferred, other than for normal estate settlement purposes.

The Board or the Committee may, subject to receipt of requisite regulatory approval (where required), but not subject to shareholder approval, in its sole discretion make all other amendments to the Plan or Restricted Share Units under the Plan that are not of the type contemplated above, including, without limitation:

(a)	amendments of a housekeeping nature;

(b)	amendments to the vesting provisions of a Restricted Share Unit or the Plan;

(c)	amendments to the definitions, other than such definitions noted above;

(d)	amendments to reflect changes to applicable securities laws; and

(e)
amendments to ensure that the Restricted Share Units granted under the Plan will comply with any provisions respecting income tax and other laws in force in any country or jurisdiction of which a Participant to whom a Restricted Share Unit has been granted may from time to time be a resident, citizen or otherwise subject to tax therein.

Any amendment of this Plan shall be such that this Plan will not be considered a “salary deferral arrangement” as defined in subsection 248(1) of Income Tax Act (Canada) or any successor provision thereto, by reason of the Plan continuously meeting the requirements under the exception in paragraph (k) of that definition.

Section 5.03          Non-Assignable: Except as otherwise may be expressly provided for under this Plan or pursuant to a will or by the laws of descent and distribution, no Restricted Share Unit and no other right or interest of a Participant is assignable or transferable, and any such assignment or transfer in violation of this Plan shall be null and void.

Section 5.04          Rights as a Shareholder: No holder of any Restricted Share Units shall have any rights as a shareholder of the Company prior to the actual receipt of Shares pursuant to Section 3.03. Subject to Section 5.06, no holder of any Restricted Share Units shall be entitled to receive, and no adjustment shall be made for, any dividends, distributions or any other rights declared for shareholders of the Company for which the record date is prior to the date on which the Participant becomes the record owner of such Shares pursuant to Section 3.03.

Section 5.05          No Contract of Employment: Nothing contained in the Plan shall confer or be deemed to confer upon any Participant the right to continue in the employment of, or to provide services to, the Company, its Affiliates or its Related Entities nor interfere or be deemed to interfere in any way with any right of the Company or its Affiliates or its Related Entities to discharge any Participant at any time for any reason whatsoever, with or without Cause. Participation in the Plan by a Participant shall be voluntary.

Section 5.06          Adjustment in Number of Shares Subject to the Restricted Share Unit Plan: In the event there is any change in the Shares, whether by reason of a stock dividend, consolidation, subdivision or reclassification, an appropriate adjustment shall be made by the Committee in:

(a)          the number of Shares available under the Plan; and

(b)          the number of Shares subject to any Restricted Share Units.

If the foregoing adjustment shall result in a fractional Share, the fraction shall be rounded down to the nearest whole number. All such adjustments shall be conclusive, final and binding for all purposes of the Plan.

However, if there is an increase in the number of Shares outstanding for any reason other than by reason of a stock dividend, consolidation, subdivision or reclassification as described above (for example, as a result of a private placement of Shares or the issuance of Shares in connection with the acquisition of an asset) there will be no adjustment to the number of Shares that a Participant will receive under his or her Restricted Share Unit Grant Letter award and no adjustment to the number of Shares available under the Plan.

Section 5.07          Unfunded Plan: The Plan shall be unfunded. The Company’s obligations hereunder shall (unless otherwise determined by the Committee) constitute a general, unsecured obligation, payable solely out of its general assets, and no holder of any Restricted Share Units or other Person shall have any right to any specific assets of the Company. Neither the Company nor the Committee shall be required to segregate any assets that may at any time be represented by the amounts credited with respect to Restricted Share Units hereunder. Neither the Company nor the Committee shall be deemed to be a trustee of any amounts to be distributed or paid pursuant to the Plan. No liability or obligation of the Company pursuant to the Plan shall be deemed to be secured by any pledge of, or encumbrance on, any property of the Company or any Affiliate.

Section 5.08          No Representation or Warranty: The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan. No amount will be paid to, or in respect of, a Participant under this Plan or pursuant to any other arrangement, and no additional Restricted Share Units will be granted to such Participant to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

Section 5.09          Hold Period: Any Shares issued in settlement of vested Restricted Share Units may be subject to and legended with a four (4) month hold period commencing on the date that the Restricted Share Units are granted pursuant to the rules of the Exchange and applicable securities laws.

Section 5.10          Compliance with Applicable Law: If any provision of the Plan or any Restricted Share Unit contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

Section 5.11           Compliance with U.S. Securities Laws:

(a)
Unless the Company has registered the Restricted Share Units granted hereunder and the securities which may be acquired pursuant to the settlement of such awards under the U.S. Securities Act, the Restricted Share Units and the Shares issuable upon settlement thereof will be considered “restricted securities” (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act) and any Shares issued to a U.S. Award Holder shall be affixed with an applicable restrictive legend as set forth in the Restricted Share Unit Grant Letter.  Each U.S. Award Holder or anyone who becomes a U.S. Award Holder, who is granted Restricted Share Units pursuant to this Plan in the United States, who is a resident of the United States or who is otherwise subject to the U.S. Securities Act or the securities laws of any state of the United States will be required to complete a Restricted Share Unit Grant Letter which sets out the applicable United States restrictions.

(b)
Notwithstanding any provisions contained in the Plan to the contrary and to the extent required by applicable U.S. state corporate laws, U.S. federal and state securities laws, the Code, and the applicable laws of any jurisdiction in which Restricted Share Units are granted under the Plan, the following terms shall apply to all such Restricted Share Units granted to residents of the State of California issued in reliance on Section 25102(o) of the California Corporations Code:

(i)
No Restricted Share Unit shall be granted to a resident of California more than ten years after the earlier of the date of adoption of the Plan or the date the Plan is approved by the shareholders of the Company.

(ii)
In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spinoff, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding vested Restricted Share Unit Award; provided, however, that the Committee will make such adjustments to a Restricted Share Unit Award required by Section 25102(o) of the California Corporations Code to the extent the Company is relying upon the exemption afforded thereby with respect to the Restricted Share Unit Award.

(iii)
If the aggregate number of Persons in the State of California granted options under all option plans and agreements and issued securities under all purchase and bonus plans and agreements of the Company, including but not limited to this Plan, exceeds thirty-five (35), then this Plan must be approved by a majority of the shareholders of the Company by the later of (1) within 12 months before or after the Plan is adopted or (2) prior to or within 12 months of the issuance of any Shares under the Plan or Restricted Share Unit Grant Letter in the State of California. Any issuance of the Shares pursuant to this Plan before shareholder approval is obtained must be rescinded if shareholder approval is not obtained in the manner described in the preceding sentence. Such issued Shares shall not be counted in determining whether such approval is obtained.

Section 5.12          Interpretation: This Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia.

SCHEDULE “A”
Form of Restricted Share Unit Grant Letter

[Date]

PERSONAL & CONFIDENTIAL

[Name]

[Address]

Dear [Name]:

The Company’s restricted share unit plan (the “Plan”) permits the Board, or a committee of the Board which administers the Plan, to grant restricted share unit awards to directors, consultants and full-time employees and officers of the Company or an affiliate in a calendar year as a bonus for services rendered to the Company or an affiliate in the fiscal year ending in such calendar year, as determined in the sole and absolute discretion of the Board or such committee. The number of restricted share units (“RSUs”) awarded will be credited to your account effective on the grant date of the RSUs.

In recognition of your contribution to the Company, the Board is pleased to grant to you the RSUs on the terms set forth below and subject to the Plan.

This letter and the Plan are referred to collectively below as the “Restricted Share Unit Documents”. All capitalized terms not otherwise defined herein shall have the meaning attributed to them in the Plan.

The total number of RSUs granted to you is:  [insert number]

Notwithstanding the foregoing and subject to Section 3.03 of the Plan, provided that your employment with the Company has not been terminated, the RSUs granted to you shall fully vest on the following schedule:

[●]

In the event of vesting pursuant to the schedule above, subject to the Plan, you shall receive in respect of each RSU held by you, one fully-paid common share in the capital of the Company (a “Share”) or a cash payment equal to the Fair Market Value of one Share at such time, or a combination thereof, in each case without payment of additional consideration and without any further action on your part. If any vested RSUs are to be paid in Shares, each Share shall be issued within 5 business days of the vesting date.

Nothing in the Restricted Share Unit Documents will affect our right to terminate your services, responsibilities, duties and authority at any time for any reason whatsoever. The treatment of your RSUs upon termination or other events is detailed herein and in the Plan.

Unless the RSUs and the Shares issuable upon settlement thereof have been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), the RSUs and the Shares issuable upon settlement thereof may not be offered or sold, directly or indirectly, in the United States except pursuant to registration under the U.S. Securities Act and the securities laws of all applicable states or available exemptions therefrom. If the Shares issuable upon settlement of the RSUs have not be registered under the U.S. Securities Act and if you are a U.S. person, or were present in the United States at the time the you were offered the RSUs or at the time you executed and delivered this letter, the U.S. Award Holder Supplement annexed hereto as Appendix “A” will be deemed to be incorporated by reference into and form a part of this letter.  “U.S. person” and “United States” are as defined in Regulation S under the U.S. Securities Act.

No RSU and no other right or interest of a Participant hereunder is assignable or transferable.

Please acknowledge acceptance of your RSUs on these terms by signing where indicated below on the enclosed copy of this letter and returning the signed copy to the Company to the attention of the General Counsel of the Company. By signing and delivering this copy, you are acknowledging receipt of a copy of the Plan and are agreeing to be bound by all of the terms of the Restricted Share Unit Documents.

[signature page follows]

Yours truly,

IM CANNABIS CORP.

by:

Name:
Title:

I have read and agree to be bound by this letter and the Plan.

[name] Address

APPENDIX “A”

U.S. AWARD HOLDER SUPPLEMENT

If the Shares issuable upon settlement of the RSUs have not be registered under the U.S. Securities Act and if the Participant is a U.S. person, or was present in the United States at the time the Participant was offered the RSUs or at the time the Participant executed and delivered the Restricted Share Unit Grant Letter (the “U.S. Award Holder”), the U.S. Award Holder acknowledges and agrees that:

1.
The Restricted Share Unit Award and any Shares that may be issued by the Company in respect of vested Restricted Share Unit Awards pursuant to the Plan have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and the issuance hereby is being made pursuant to an exemption from the registration requirements of the U.S. Securities Act and similar exemptions under applicable state securities laws. Accordingly, the Restricted Share Unit Award is, and, upon issuance, the Shares will be, “restricted securities” as such term is defined in Rule 144 under the U.S. Securities Act, and, therefore may not be offered or sold by the U.S. Award Holder, directly or indirectly, without registration under the U.S. Securities Act and applicable state securities laws or in compliance with an available exemption therefrom. The U.S. Award Holder understands that the certificate(s) representing the Restricted Share Unit Award and any Shares issued in respect of vested Restricted Share Unit Awards pursuant to the Plan will contain a legend in respect of such restrictions as set out in Section 3 below.

2.
The U.S. Award Holder understands that, in addition to any other limitations on transfer under the Plan, if the U.S. Award Holder decides to offer, sell or otherwise transfer any of the Restricted Share Unit Awards or the Shares, the U.S. Award Holder may not offer, sell or otherwise transfer any of such securities directly or indirectly, unless:

a.	the sale is to the Company;

b.
the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations;

c.
the sale is made in compliance with the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder, if available, and in accordance with applicable state securities laws; or

d.
the securities are sold in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities, and the U.S. Award Holder has prior to such sale furnished to the Company an opinion of counsel or other evidence of exemption, in either case reasonably satisfactory to the Company.

3.
The certificate(s) representing the Restricted Share Unit Award and the Shares, if any, that are directly issued by the Company and all certificate(s) issued in exchange therefor or in substitution thereof, will be endorsed with the following or a similar legend until such time as it is no longer required under the applicable requirements of the U.S. Securities Act or applicable state securities laws:

“THE SECURITIES REPRESENTED HEREBY [for Award, add: AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR UNDER ANY STATE SECURITIES LAWS, AND MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO IM CANNABIS CORP. (THE “COMPANY”), (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY (i) RULE 144 OR (ii) 144A UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE U.S. STATE SECURITIES LAWS, OR (D) IN COMPLIANCE WITH ANOTHER EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(i) OR (D) ABOVE, A LEGAL OPINION REASONABLY SATISFACTORY TO THE COMPANY MUST FIRST BE PROVIDED TO THE COMPANY OR THE COMPANY’S TRANSFER AGENT, AS APPLICABLE, TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

provided, that if the Award or such Shares are being sold outside the United States in compliance with the requirements of Rule 904 of Regulation S under the U.S. Securities Act (“Regulation S”), the legend set forth above may be removed by providing an executed declaration to the registrar and transfer agent of the Company, substantially in the form attached as Exhibit I hereto (or in such other form as the Company or its transfer agent may prescribe from time to time) and, if requested by the Company or the transfer agent, an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Company and the transfer agent to the effect that such sale is being made in compliance with Rule 904 of Regulation S; and provided, further, that, if any Award or such Shares are being sold otherwise than in accordance with Regulation S and other than to the Company, the legend may be removed by delivery to the Company and its registrar and transfer agent of an opinion of counsel, of recognized standing reasonably satisfactory to the Company, that such legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws.

4.
The U.S. Award Holder did not acquire the Restricted Share Unit Award and will not be acquiring any Shares that may be issued by the Company as a result of general solicitation or general advertising as those terms are used in Regulation D under the U.S. Securities Act.

5.
If the U.S. Award Holder is resident in the State of California on the effective date of the grant of the Restricted Share Unit Award, then, in addition to the terms and conditions contained in the Plan and in this U.S. Award Holder Supplement, the Participant acknowledges that the Company, as a reporting issuer under the securities legislation in certain Provinces of Canada, is required to publicly file with the securities regulators in those jurisdictions continuous disclosure documents, including audited annual financial statements and unaudited quarterly financial statements (collectively, the “Financial Statements”). Such filings are available on the System for Electronic Document Analysis and Retrieval (SEDAR), and documents filed on SEDAR may be viewed under the Company’s profile at the following website address: www.sedar.com. Copies of Financial Statements will be made available to the undersigned by the Company upon such U.S. Award Holder’s request.

EXHIBIT I

FORM OF DECLARATION FOR REMOVAL OF LEGEND

TO:                    IM Cannabis Corp. (the “Company”)
AND TO:          [Transfer Agent of the Company]

The undersigned acknowledges that the undersigned’s sale of the ______________ of the Company represented by certificate or account number _____________ to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) and certifies that (a) the undersigned is either not an affiliate of the Company as that term is defined in Rule 405 of the U.S. Securities Act or is an affiliate as so defined solely by virtue of holding his position as an officer or director, (b) the offer of such common shares was not made to a person in the United States and either (i) at the time the buy order was originated, the buyer was outside the United States or the undersigned and any person acting on the undersigned’s behalf reasonably believed that the buyer was outside the United States or (ii) the transaction was executed in, on or through the facilities of a “designated offshore securities market” (as such term is defined in Regulation S under the U.S. Securities Act) and neither the undersigned nor any person acting on the undersigned’s behalf knows that the transaction has been prearranged with a buyer in the United States, (c) neither the undersigned nor any affiliate of the undersigned nor any person acting on any of their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such common shares, (d) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the common shares are “restricted securities” (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act), (e) the undersigned does not intend to replace the common shares sold in reliance on Rule 904 of the U.S. Securities Act with fungible unrestricted securities and (f) the sale is not a transaction, or part of a series of transactions which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act. Terms used herein have the meanings given to them by Regulation S.

Dated:    _______________________
Name of Seller (Print)

_______________________
Signature of Seller

Affirmation By Seller’s Broker-Dealer (required for sales in accordance with Section (b)(ii) above)

We have read the foregoing representations of our customer, _________________________ (the “Seller”) dated _______________________, with regard to our sale, for such Seller’s account, of the securities of the Company described therein, and on behalf of ourselves we certify and affirm that (A) we have no knowledge that the transaction had been prearranged with a buyer in the United States, (B) the transaction was executed on or through the facilities of a “designated offshore securities market”, (C) neither we, nor any person acting on our behalf, engaged in any directed selling efforts in connection with the offer and sale of such securities, and (D) no selling concession, fee or other remuneration is being paid to us in connection with this offer and sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Terms used herein have the meanings given to them by Regulation S under the U.S. Securities Act.

Name of Firm

By:
       Authorized officer

Date:

APPENDIX “B”

ISRAELI RESTRICTED SHARE UNIT REGULATIONS